Exhibit 10.13

Grant No.:

NONSTATUTORY STOCK OPTION AGREEMENT UNDER THE
RARE EARTHS AMERICAS, INC. 2026 EQUITY INCENTIVE PLAN

1. Terminology. Capitalized terms used in this Agreement are defined in the correlating Stock Option Notice and/or the Glossary at the end of the Agreement.

2. Exercise of Options.

(a) Exercisability. The Options will become exercisable in accordance with the Exercisability Schedule set forth in the Stock Option Notice, so long as you are in the Service of the Company from the Grant Date through the applicable exercisability dates. Unless otherwise expressly provided in this Agreement or determined by the Administrator, (i) none of the Options will become exercisable after your Termination of Service with the Company or, if different, your employer or the Affiliate to which you otherwise provide Service (the “Service Recipient”) and the Exercisability Schedule will not be extended by any notice period following your Termination of Service (e.g., your period of Service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing Service or the terms of your employment or service contract, if any), and (ii) the period (if any) during which you may exercise the Options after a Termination of Service will commence on the date you cease to actively provide Service and will not be extended by any notice period or the terms of your employment or service contract, if any. The Administrator shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of the Options (including whether you may still be considered to be providing Service while on a leave of absence).

(b) Right to Exercise. You may exercise the Options, to the extent exercisable, at any time on or before 5:00 P.M. Eastern Time on the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law. Notwithstanding the foregoing, if at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign securities laws, the right to exercise the Options or receive Shares pursuant to the Options shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may violate the rules of the national securities exchange on which the shares are then listed for trade, the right to exercise the Options or receive Shares pursuant to the Options shall be suspended until the Administrator determines that such exercise or delivery would not violate such rules. Further, the inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Options shall relieve the Company of any liability in respect of the failure to issue such Options as to which such requisite authority shall not have been obtained. Notwithstanding the foregoing, the Company is under no obligation to register or qualify the Shares with the U.S. Securities and Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Section 3 below describes certain limitations on exercise of the Options that apply in the event of your death, Total and Permanent Disability, or termination of Service. The Options may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Options are then exercisable). No fractional Shares will be issued under the Options.

(i) Exercise Procedure. In order to exercise the Options, you must provide the following items to the Secretary of the Company or his or her delegate before the expiration or termination of the Options notice, in such manner and form as the Administrator may require from time to time, specifying the number of Shares to be purchased under the Options;

(ii) full payment of the Exercise Price for the Shares or properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 2(d) of this Agreement; and

(iii) full payment of applicable Tax-Related Items pursuant to Section 5 of this Agreement.

An exercise will not be effective until the Secretary of the Company or his or her delegate receives all of the foregoing items, and such exercise otherwise is permitted under and complies with all applicable federal, state and foreign securities laws. Notwithstanding the foregoing, if the Administrator permits payment by means of delivering properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise and such instructions provide for sale of Shares under a limit order rather than at the market, the exercise will not be effective until the earlier of the date the Company receives delivery of cash or cash equivalents in full payment of the Exercise Price or the date the Company receives confirmation from the broker that the sale instruction has been fulfilled, and the exercise will not be effective unless the earlier of such dates occurs on or before termination of the Options.

(c) Method of Payment. You may pay the Exercise Price by:

(i) delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion;

(ii) a broker-assisted cashless exercise in accordance with Regulation T of the U.S. Board of Governors of the Federal Reserve System through a brokerage firm designated or approved by the Administrator;

(iii) subject to approval of the Administrator and such limits as the Administrator may impose from time to time, tender (via actual delivery or attestation) to the Company of other shares of Common Stock of the Company which have a Fair Market Value on the date of tender equal to the Exercise Price;

(iv) subject to approval of the Administrator and such limits as the Administrator may impose from time to time, net share settlement;

(v) any other method approved by the Administrator; or

(vi) any combination of the foregoing.

(d) Issuance of Shares upon Exercise. The Company shall issue to you the Shares underlying the Options you exercise as soon as practicable after the exercise date, subject to the Company’s receipt of the aggregate exercise price and applicable Tax-Related Items, if any. Upon issuance of such Shares, the Company may deliver, subject to the provisions of Section 6 below, such Shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason, or may retain such Shares in uncertificated book-entry form. Any share certificates delivered will, unless the Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares.

3. Termination of Service.

(a) Termination of Unexercisable Options. Upon a Termination of Service for any reason, the Options that are then unexercisable will terminate immediately upon such cessation.

(b) Exercise Period Following Termination of Service. Upon a Termination of Service for any reason other than discharge for Cause, the Options that are then exercisable will terminate upon the earliest of:

(i) the expiration of 90 days following such Termination of Service on account of (1) your termination by the Company or the Service Recipient other than a discharge for Cause, or (2) your voluntary termination other than for Total and Permanent Disability or death;

(ii) the expiration of 12 months following such Termination of Service, if your Termination of Service is due to your Total and Permanent Disability or death;

(iii) the expiration of 12 months following your death, if your death occurs during the periods described in clauses (i) or (ii) of this Section 3(b), as applicable; or

(iv) the Expiration Date.

In the event of your death, the exercisable Options may be exercised by your executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution.

(c) Misconduct. The Options will terminate in their entirety, regardless of whether the Options are then exercisable, immediately upon your Termination of Service for Cause, or upon your commission of any of the following acts during the exercise period following your Termination of Service: (i) fraud on or misappropriation of any funds or property of the Company, or (ii) your breach of any provision of any employment, restrictive covenant, assignment of inventions, or other similar agreement executed by you for the benefit of the Company, as determined by the Administrator, which determination will be conclusive.

(d) Change in Status. In the event that your Service is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part or an Affiliate of the Company, your Service will be deemed to have terminated for purposes of this Section 3 upon such cessation if your Service does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

4. Nontransferability of Options. These Options and, before exercise, the underlying Shares are nontransferable otherwise than by will or the laws of descent and distribution and, during your lifetime, the Options may be exercised only by you or, during the period you are under a legal disability, by your guardian or legal representative. Except as provided above, the Options and, before exercise, the underlying Shares may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position” (as each preceding term is defined by Rule 16(a)-1 under the U.S. Securities Exchange Act of 1934), or short position, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

5. Responsibility for Taxes.

(a) You acknowledge that, regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all Tax-Related Items related your participation in the Plan and legally applicable to you are and remains your responsibility and may exceed the amount actually withheld (if any) by the Company or the Service Recipient. You acknowledge that the Company is not making representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, exercisability or exercise of the Options, the subsequent sale of Shares acquired pursuant to the Options and the receipt of any dividends. Further, you acknowledge that the Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the Options or to achieve any particular tax result and will not be liable to you for any Tax-Related Items arising in connection with the Options. If you become subject to taxation in more than one jurisdiction, the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

(b) Prior to any relevant taxable or tax withholding event, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll or any other cash compensation or payment of any kind due to you and otherwise agree to make adequate provision for all applicable Tax-Related Items in connection with the Options. The Company may require you to make a cash payment to cover any withholding tax obligation with regards to all Tax-Related Items as a condition of exercise of the Options or issuance of share certificates representing Shares.

(c) Further, the Administrator may, in its sole discretion, satisfy all or any applicable tax withholding obligations with respect to all Tax-Related Items relating to the Options by any of the following means or by a combination of such means: (i) withholding from proceeds of the sale of Shares to be delivered upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), (ii) withholding Shares issued or otherwise issuable to you in connection with the Options, (iii) permitting you to deliver to the Company already-owned shares, or (iv) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved the Compensation Committee.

(d) The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, you may seek a refund from the local tax authorities to the extent you wish to recover any over-withheld amounts in the form of a refund. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient, and you agree to indemnify and hold the Company and the Service Recipient, as applicable, harmless from any failure to withhold the proper amount. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

6. Adjustments. The Administrator may make various adjustments to your Options, including adjustments to the number and type of securities subject to the Options and the Exercise Price, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change in Control of the Company, the outstanding Options will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Options by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, you will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Options that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control.

7. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your employment status or other service relationship with the Company or the Service Recipient, nor be construed as forming or amending a contract of employment or service relationship between you and the Company or the Service Recipient, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company or the Service Recipient for any period of time, or as a limitation of the right of the Company or the Service Recipient to discharge you at any time with or without Cause or notice and whether or not such discharge results in the failure of any of the Options to become exercisable or any other adverse effect on your interests under the Plan.

8. No Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to you upon the due exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

9. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10. Entire Agreement. This Agreement, together with the correlating Stock Option Notice and the Plan, contain the entire agreement between you and the Company with respect to the Options. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options shall be void and ineffective for all purposes.

11. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

12. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

13. Section 409A. This Agreement and the Options granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the Options shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

14. Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Options, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents; and (v) agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15. Nature of Award. By execution of the Notice, you acknowledge and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) you are voluntarily participating in the Plan; (c) the grant of these Options is exceptional and occasional and does not create any contractual or other right to receive future grants of stock options, or compensation in lieu of stock options, even if stock options have been granted repeatedly in the past; (d) all determinations with respect to any such future grants, including, but not limited to, the times when stock options shall be granted or shall become exercisable, the maximum number of shares subject to each stock option, and the purchase price, will be at the sole discretion of the Administrator; (e) the Options and the Shares subject to the Options, and the income from and value of same, are an extraordinary items which are outside the scope of your employment contract, if any; (f) the Options and the Shares subject to the Options, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, termination, redundancy, dismissal, end of service payments or similar payments, or bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits; (g) the future value of the Shares subject to the Options is unknown, indeterminable and cannot be predicted with certainty; (h) if the Shares underlying the Options do not increase in value, these Options will have no value; (i) if you exercise the Options and acquire Shares, the value of the Shares may increase or decrease, even below the Exercise Price; (j) no claim or entitlement to compensation or damages arises from forfeiture of the Options upon a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Service or the terms of your employment or service contract, if any) or if the Options do not increase in value, and you irrevocably release the Company and the Service Recipient from any such claim that does arise; (k) unless otherwise agreed with the Company, the Options and the Shares underlying the Options, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary of the Company; (l) the Options and the Shares subject to the Options, and the income from and value of same, are not intended to replace any pension rights or compensation; and (m) neither the Company, the Service Recipient nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Options or the subsequent sale of any Shares acquired upon exercise.

16. Appendix. Notwithstanding any provisions in this Agreement, the Options shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

17. Foreign Asset/Account, Exchange Control and Tax Reporting. There may be certain exchange control, tax, and/or foreign asset/account reporting requirements that may affect your ability to acquire or hold Shares or cash received from participating in the Plan (including the proceeds from the sale of Shares and the receipt of any dividends paid on the Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should speak to a personal advisor on this matter.

18. Insider Trading/Market Abuse. You acknowledge that, depending on your or your broker’s country or where the Company shares are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the Options) or rights linked to the value of Shares during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company insider trading policy. You are responsible for complying with any restrictions and should speak to your personal advisor on this matter.

19. Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Shares underlying Options. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

22. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by you or any other Participant.

23. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of such a Section to the fullest extent possible while remaining lawful and valid.

24. Personal Data. For the purpose of implementing, administering and managing these Options, you, by execution of the Notice, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third-party vendors or any potential party to any Change in Control transaction or capital raising transaction involving the Company. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, passport number, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of these Options and the Plan and you expressly authorize such transfers (presently or in the future) as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage these Options. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. If you do not consent or if you later seek to revoke your consent, your engagement as a service provider with the Company or the Service Recipient will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company will not be able to grant the Options or other equity awards to you under the Plan or administer or maintain such awards. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan, including the right (if any) to retain the Options.

25. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Texas, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Texas, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Texas or any state court in the district which includes Texas. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

26. Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

27. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

{Glossary begins on next page}

GLOSSARY

“Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan.

“Affiliate” shall have the meaning set forth in the Plan.

“Cause” shall have the meaning set forth in the Plan.

“Change in Control” shall have the meaning set forth in the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” includes RARE EARTHS AMERICAS, INC. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only RARE EARTHS AMERICAS, INC.

“Fair Market Value” shall have the meaning set forth in the Plan.

“Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not the Company or its successor or an Affiliate of the Company or its successor.

“Shares” mean the shares of Common Stock underlying the Options.

“Stock Option Notice” means the written notice evidencing the award of the Options that correlates with and makes up a part of this Agreement.

Total and Permanent Disability” shall have the meaning set forth in the Plan.

“You” or “your” means the recipient of the award of Options as reflected on the Stock Option Notice. Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

APPENDIX

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan, the Notice or the Global Stock Option Agreement to which this Appendix is attached.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Options granted to you under the Plan if you reside and/or work in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix also includes information regarding securities laws, exchange controls, and certain other issues of which you should be aware with respect to your participation in the Plan. Such laws are often complex and change frequently. As a result, you should not rely on the information contained herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you exercise the Options or sell any Shares.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

BRAZIL

Terms and Conditions

Nature of Award. The following provision supplements Section 15 of this Agreement:

By accepting the Options granted under this Agreement, you acknowledge and agree that (a) you are making an investment decision and (b) the value of any Shares acquired under the Plan is not fixed and may increase or decrease without compensation to you.

Compliance with Law. By accepting the Options granted under the Plan, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the acquisition of Shares, the receipt of any dividends, and the sale of Shares acquired under the Plan. You agree that, for all legal purposes: (a) the benefits provided under the Plan are the result of commercial transactions unrelated to your employment; (b) the Plan is not a part of the terms and conditions of your Service; and (c) the income realized from participating in the Plan, if any, is not part of your remuneration from employment.

Notifications

Exchange Control Notification. A declaration of assets and rights held outside Brazil may need to be filed once a year with the Central Bank of Brazil if assets or rights with an aggregate value exceeding a certain threshold are held on December 31 of each year. Shares of Common Stock acquired under the Plan that are held outside Brazil (e.g., in a non-Brazilian brokerage account) are among the assets and rights that must be reported. If the aggregate value exceeds a certain threshold at the end of each quarter, the declaration has to be filed on the month following the end of each quarter.

Tax on Financial Transaction. If you repatriate the proceeds from the sale of shares of Common Stock or receipt of any cash dividends and convert the funds into local currency, you may be subject to the Tax on Financial Transactions. It is your responsibility to pay any applicable Tax on Financial Transactions arising from participation in the Plan. You should consult with your personal tax advisor for additional details.

{End of Agreement}

EXERCISE FORM

Administrator of 2026 Equity Incentive Plan

c/o Office of the Corporate Secretary

RARE EARTHS AMERICAS, INC.

101 W. Main Street

Manchester, GA 31816

Gentlemen:

I hereby exercise the Options granted to me on , , by RARE EARTHS AMERICAS, INC. (the “Company”), subject to all the terms and provisions of the applicable grant agreement and of the RARE EARTHS AMERICAS, INC. 2026 Equity Incentive Plan (the “Plan”), and notify you of my desire to purchase shares of Common Stock of the Company at a price of $ per share pursuant to the exercise of said Options.

Total Amount Enclosed: $

Date:
(Optionee)

Received by RARE EARTHS AMERICAS, INC. on

By: